[SPECIMEN COMMON STOCK CERTIFICATE - FRONT]

NUMBER	INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA SILVER STAR CAPITAL	SHARES
50,000,000 AUTHORIZED SHARES $.001 PAR VALUE NON-ASSESSABLE

CUSIP: 82823P 10 7
This is to certify that

is the registered holder of

Shares of Silver Star Capital Holdings, Inc. Common Stock transferrable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY	Silver Star Capital Holdings, Inc. Corporate Seal Florida	PRESIDENT